UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2009

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	1-6686	13-1024020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation.

On August 14, 2009, pursuant to Article 11 of the indenture dated as of November 12, 2004 (the “Base Indenture”) and Section 2.02 of the first supplemental indenture dated as of November 18, 2004 (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”) between The Interpublic Group of Companies, Inc. (the “Company”) and SunTrust Bank (to the interests of which as indenture trustee U.S. Bank National Association has succeeded) (the “Trustee”), and the 5.40% Notes due 2009 (the “Notes”), the Company issued a redemption notice announcing that it will redeem all of the outstanding Notes. The Notes are scheduled to mature on November 15, 2009, and an aggregate principal amount of $36,033,000 are outstanding.  The redemption date is September 14, 2009. The redemption price will be equal to the greater of (i) 100% of the principal amount of the Notes, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate (as defined in the Notes), plus twenty-five basis points, as calculated by an independent investment banker (as defined in the Notes) plus, in either case, accrued and unpaid interest to the redemption date. The adjusted treasury rate will be calculated on the third business day preceding the redemption date.

The notice announcing redemption of the Notes is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Notice of Redemption, dated August 14, 2009 (filed pursuant to Item 2.04).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: August 14, 2009	By:	/s/ Nicholas J. Camera
Nicholas J. Camera Senior Vice President, General Counsel and Secretary